EXHIBIT 2.2


              AMENDMENT No. 1 TO STOCK AND ASSET PURCHASE AGREEMENT

     AMENDMENT No. 1 (this "Amendment") dated as of April 26, 2002, by and between JUSI Holdings, Inc., a Delaware corporation ("JUSI"), and Hubbell Incorporated, a Connecticut corporation ("Buyer"), to the Stock and Asset Purchase Agreement (the "Purchase Agreement") dated as of March 19, 2002 by and among JUSI, U.S. Industries, Inc., a Delaware corporation ("USI"), USI Canada Inc., an Ontario corporation ("USI Canada"), and Buyer.



                              W I T N E S S E T H :

     WHEREAS, USI, JUSI, USI Canada and Buyer previously entered into the Purchase Agreement;

     WHEREAS, the Purchase Agreement contemplates a purchase by Buyer of all of the outstanding capital stock of LCA Group Inc., a Delaware corporation, and Dual-Lite Inc., a Delaware corporation, and the assets and liabilities of the Progress division of USI Canada Inc., an Ontario corporation (the "Sale"); and


     WHEREAS, the Purchase Agreement provides that it may be amended in writing if such writing is signed by JUSI and Buyer.

     WHEREAS, Buyer and Sellers desire to amend the provisions of the Purchase Agreement specified herein.

     NOW, THEREFORE, the parties hereto agree as follows:

     SECTION 1. Definitions. All capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Purchase Agreement.

     SECTION 2. Definition of Excluded Liabilities. Clause (xv) of the definition of Excluded Liabilities in Section 1.01 in the Purchase Agreement is hereby amended by deleting the word "facility" and replacing such word with "facilities" and by inserting the words "and 16555 East Gale Avenue in City of Industry, California" after the words "Ontario, California."

     SECTION 3. Disclosure Schedules. Buyer and JUSI agree that the Disclosure Schedules shall be amended as set forth in Schedule A.

     SECTION 4. Closing Balance Sheet. Buyer and JUSI hereby agree that notwithstanding Section 2.03(a)(C) of the Purchase Agreement, the liability accrued under agreements listed in Schedule A shall be included in the line item "Other liabilities -- current" or "Other liabilities - non-current" or as separate line items on the Closing Balance Sheet.


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     SECTION 5. Amendment. Except as modified or amended by this Agreement, the
Purchase Agreement shall remain unchanged. The Purchase Agreement, as amended hereby, shall remain in full force and effect.

     SECTION 6. Miscellaneous. Sections 12.02, 12.04, 12.05, 12.06, 12.07 and
12.08 of the Purchase Agreement are hereby incorporated herein by reference.








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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


                                   JUSI HOLDINGS, INC.



                                   By:
                                      ------------------------------------------
                                        Name:
                                        Title:



                                   HUBBELL INCORPORATED



                                   By:
                                      ------------------------------------------
                                        Name:
                                        Title:








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